Exhibit 1U-1.2

SHARE SUBSCRIPTION AGREEMENT

This Agreement is entered into on September 30, 2025, by and between:

Company: Intromedic Co., Ltd., a corporation incorporated under the laws of the Republic of Korea, having its principal office at #1105–1106, 41, Digital-ro 31-gil, Guro- gu, Seoul, Republic of Korea (CEO: Yong Seok Cho) (hereinafter, the “Company”).

Investor: FirstVitals, Inc., a corporation incorporated under the laws of the State of Delaware, U.S.A., having its principal office at 8A The Green, Dover, Delaware 19901 (Representative: Ernie G. Lee) (hereinafter, the “Investor”).

RECITALS

1. The Company was listed on the KOSDAQ Market of the Korea Exchange on December 19, 2013. On May 13, 2025, the KOSDAQ Listing Committee resolved to delist the Company. The Company filed an injunction with the Seoul Southern District Court on May 14, 2025, seeking suspension of such decision. The case is pending, and trading of shares remains suspended.

2. Pursuant to Article 10(2)(vi) and (ix) of the Articles of Incorporation, the Company has resolved by its board to issue new shares to the Investor by way of third- party allotment, in order to improve its financial structure and develop new technology.

3. The total authorized shares of the Company are 3,000,000,000 (par value KRW 100 each). As of the date hereof, the total issued shares are 42,997,901 ordinary voting shares.

4. Port Hamilton Investment Association (“PHIA”) is a partnership organized and existing under the laws of the Republic of Korea and is currently the largest shareholder of the Company, holding 4,216,867 shares out of the Company’s total issued shares of 42,997,901.

Article 1 (Purpose)

This Agreement is executed for the issuance and subscription of new ordinary voting shares to the Investor by way of third-party allotment, pursuant to Article 10(2)(vi) and

(ix) of the Articles of Incorporation, to improve the Company’s financial structure and develop new technology.

Article 2 (Issuance of First New Shares)

1.	Type: Ordinary registered voting shares (par value KRW 100 each).
2.	Number: 13,333,333 shares.
3.	Issue Price: KRW 300 per share.
4.	Total Subscription Price: KRW3,999,999,900
5.	Payment Date: November 14, 2025.
6.	Subscription Account: KB Kookmin Bank, Account No. 024837-04-009566, Account Holder: Intromedic Co., Ltd.
7.	Payment Method: Wire transfer in KRW on the payment date.

8.	Security Deposit: To secure payment, the Investor shall deposit KRW 430,000,000 by September 30, 2025 into the Investor’s virtual account for Foreign Direct Investment opened by KB Kookmin Bank. Such deposits shall be transferred to the subscription account on the payment date as part of the subscription price. For the avoidance of doubt, Investor shall deposit the remaining ₩3,569,999,900 into the Investor’s domestic account by no later than November 12, 2025.

[Investor’s Domestic Account]

Bank Account Holder

KB Kookmin Bank FirstVitals, Inc.

Article 3 (Issuance of Second New Shares)

1.	Type: Ordinary registered voting shares (par value KRW 100 each).
2.	Number: 15,386,167 shares.
3.	Issue Price: KRW 300 per share.
4.	Total Subscription Price: KRW 4,615,850,100
5.	Payment Date: December 30, 2025.
6.	Subscription Account: KB Kookmin Bank, Account No. 024868-11-020769, Account Holder: Intromedic Co., Ltd.
7.	Payment Method: Wire transfer in KRW on the payment date.

Article 4 (Issuance of Third New Shares)

1.	Type: Ordinary registered voting shares (par value KRW 100 each).
2.	Number: 4,000,000 shares.
3.	Issue Price: KRW 300 per share.
4.	Total Subscription Price: KRW 1,200,000,000.
5.	Payment Date: December 30, 2025.
6.	Subscription Account: KB Kookmin Bank, Account No. 024868-11-020769, Account Holder: Intromedic Co., Ltd.
7.	Payment Method: Wire transfer in KRW on the payment date.

Article 5 (Bonds with Warrants)

The Company and the Investor agree to negotiate in good faith the terms and conditions for the issuance of bonds with warrants by the Company pursuant to Articles 516-2 through 516-6 of the Korean Commercial Code. In the event the parties reach agreement on such terms, the Company shall cause such issuance to be included as an agenda item at both the meeting of the board of directors and the extraordinary general meeting of shareholders scheduled for November 14, 2025. If the parties fail to reach agreement on the terms of the bonds with warrants, they shall in good faith discuss the issuance of new shares.

Article 6 (Conditions Precedent)

6.1	By October 30, 2025, the Company shall perform the following, unless waived in writing by the Investor:

(i)	Delivery of an irrevocable proxy with seal certificate permanently delegating voting rights of Port Hamilton’s shares to the Investor’s designated agent.
(ii)	Delivery to the Investor’s designated agent of resignation letters of directors and auditors with seal certificates (by November 12, 2025).
(iii)	Delivery to the Investor’s designated agent of tax payment certificates evidencing full payment of all taxes.
(iv)	Delivery to the Investor’s designated agent of a statement of liabilities as of the Agreement date, including all debts, unpaid wages, notes, and checks.
(v)	Board resolution to convene an extraordinary shareholders’ meeting on November 14, 2025, to appoint directors and auditor nominated by the Investor, and notice thereof.
(vi)	Board resolutions approving the issuances under Articles 2–4.
(vii)	Extraordinary shareholders’ resolutions dated November 14, 2025 approving each of the directors and auditor nominated by the Investor.

6.2	If the Company fails to satisfy the conditions, the Investor may refuse subscription and terminate this Agreement.

6.3	If the nominees are not appointed at the extraordinary shareholders’ meeting on November 14, 2025, the Investor may terminate this Agreement and such will be deemed as a material breach by the Company.

Article 7 (Covenants, Representations and Warranties of the Company)

7.1	As of the date of this Agreement, the Company represents and warrants that:

1.	It is duly incorporated under Korean law, has all necessary permits, and is validly existing.
2.	It has completed all internal procedures necessary to grant subscription rights to the Investor by third-party allotment, with no legal impediments.
3.	It has no liabilities other than those disclosed in the statement of liabilities, and no outstanding notes or checks.
4.	It has no unpaid national or local taxes, and all documents under Article 6 are genuine.
5.	Miropet Co., Ltd. has failed to perform obligations under distribution agreements with the Company, and the Company retains the right to terminate such agreements.
6.	The Share Purchase Agreement, the Voting Rights Proxy Agreement, and the Account Management Agreement entered into by and between the Investor and PHIA on the date hereof shall remain valid and in full force and effect as of November 15, 2025, and shall not have been terminated prior to such date as a result of any default by PHIA.

7.2 The Company hereby represents, warrants, and covenants to the Investor that, unless and until it has obtained the Investor’s prior explicit written consent, it shall not:

1.	Make any new disbursement to any person, including any affiliate, in an aggregate amount exceeding KRW 6,750,000;
2.	Enter into any new contract, whether oral or written, including, without limitation, any customer sales agreement, vendor purchase agreement, lease agreement, or employment agreement; or
3.	Commence any employment, contractor, consulting, advisory, or other similar relationship with any person.

7.3 As of November 15, 2025, the Company’s remaining cash balance shall be no less than KRW 530,000,000 (the “Cash Balance”); provided, however, that the Cash Balance threshold shall be reduced by an amount equal to any shortfall resulting from accounts receivable that, through no fault of the Company, have not been paid to or received by the Company.

7.4 If these covenants and/or warranties prove untrue and frustrate the purpose of this Agreement, such will be deemed a material breach by the Company and the Investor may terminate within 10 days and claim damages.

Article 8 (Representations of the Investor)

8.1	The Investor represents that it is duly incorporated under Delaware law, has obtained all approvals, and faces no legal impediments in acquiring subscription rights.

8.2	Breach entitles the Company to terminate within 10 days and claim damages.

Article 9 (Costs and Taxes)

Each party shall bear its own costs and taxes arising under this Agreement as of the payment date.

Article 10 (Termination)

10.	1 Either party may terminate this Agreement by written notice if the other breaches, and the breaching party shall compensate damages.
10.2	In the event the Investor terminates this Agreement as a result of a breach by the Company or PHIA, the Company agrees that, in addition to Section 10.1, all funds paid by the Investor shall be returned to the Investor together with statutory interest at the rate of six percent (6%) per annum from the date such funds were remitted to Korea, and PHIA shall immediately assign and transfer all of its shares in the Company to the Investor.

10.3	In the event the Company terminates this Agreement as a result of a breach by the Investor, the Investor agrees that, in addition to Section 10.1, all funds paid by the Investor to date shall be forfeited and applied as consideration for the purchase of the Company’s shares held by PHIA.

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Article 11 (Notices)

All notices shall be sent to the following addresses:

Company:

Intromedic Co., Ltd. Attn: Yong Seok CHO

Suite 1106, 41.Digital-ro 31-gil Guro-gu, Seoul 08375 Korea

T: 2 801 9300 / Cell:10 5294 8492

Email:cys8492@intromedic.com

Investor:

FirstVitals, Inc. Ernie G. Lee

2605 Camino Tassajara #2500, Danville, CA 94526, USA

T: +1-800-922-8844 ext. 8888 | F: +1-800-750-3940 |

Google Voice: +1-925-209-7555

Email: ernie.lee@proteusdx.com

Article 12 (Confidentiality)

Neither party shall disclose this Agreement or related information to any third party without prior written consent, except where disclosure is required by law or regulation,

provided the other party is given an opportunity to comment beforehand.

Article 13 (Governing Law and Jurisdiction)

This Agreement shall be governed by the laws of the Republic of Korea. The Seoul Central District Court shall have exclusive jurisdiction.

Article 14 (Execution of English Version and Priority)

This Agreement shall be executed in Korean and English, two originals of each. In case of inconsistency, the Korean version shall prevail, and the English version shall be valid only to the extent not inconsistent.

IN WITNESS WHEREOF, this Agreement has been executed in two originals in both Korean and English, each party retaining one original in each language.

[Company] Intromedic Co., Ltd.

CEO: /s/ Yong Seok Cho

[Investor] FirstVitals, Inc.

Representative: /s/ Ernie G. Lee